Intent of Purchase

and sale of business

This Agreement of Purchase and Sale (the “Agreement”) is made in two original copies, effective

February 18, 2016.

BETWEEN:	Saqoia Corp. (the "Vendor"), an individual having is principal place of living located in Delaware.

AND:	Vopia Inc. (the "Purchaser"), CUSIP number: 929030203 a corporation organized and existing under the laws of the Nevada, USA with its head office located at:
1700 Montgomery Street, Suite 101
San Francisco, CA 94111

1.	SUBJECT-MATTER

1.1	The Purchaser agrees to buy and the Vendor agrees to sell to the Purchaser as a going concern all the undertaking and assets owned by the Vendor in connection with the big data and search texhnology business carried on as Saqoia Corp. at (the "business") including, without limiting the generality of the foregoing:

a)	The rights to database of 140 million company data.
b)	Priority Software to crawl and organize company information from website in real-timec.
c)	The full right to the websites: Golta.com, Surb.com, Linkdio.com, BusinessGlobe.com
d)	51% ownership of Fastbase Inc. and Masterseek Corp. incorporated in Nevada, United States.

e)	Goodwill of the business together with the exclusive right to the Purchaser to represent itself as carrying on business in succession to the Vendor and to use the business style of the business and variations in the business to be carried on by the Purchaser (the "goodwill").

1.2	No assets are excluded from the purchase and sale.

2.	PURCHASE

2.1	The purchase price payable for the company and assets agreed to be bought and sold is payable with 300 million (300,000,000) new issue shares in Vopia Inc, CUSIP number: 929030203

2.2	The purchase price for the stock in trade shall be established by an inventory taken and valued after close of business on the day before the day of closing. The Vendor shall produce evidence satisfactory to the Purchaser of the direct cost to the Vendor of items included in stock in trade. The Purchaser may exclude from the purchase and sale any items which the Purchaser reasonably considers unsaleable by reason of defect in quality or in respect of which the Purchaser is not reasonably satisfied as to proof of direct cost.

2.3	The purchase price for the parts and supplies shall be established by an inventory taken and valued after close of business on the day before the day of closing. The Vendor shall produce evidence satisfactory to the Purchaser of the direct cost to the Vendor of items included in the parts and supplies. The Purchaser may exclude from the purchase and sale any items which the Purchaser reasonably considers unusable or in respect of which the Purchaser is not reasonably satisfied as to proof of direct cost.

3.	TERMS OF PAYMENT

3.1	The Vendor acknowledges receiving shares from the Purchaser on execution of this agreement to be held as a deposit by the Vendor on account of the purchase price of the undertaking and assets agreed to be bought and sold and as security for the Purchaser's due performance of this agreement.

3.2	The balance of the purchase price for the undertaking and assets agreed to be bought and sold shall be paid, subject to adjustments, by certified check on closing.

3.3	The balance of the purchase price due on closing shall be specially adjusted for all prepaid and assumed operating expenses of the business including but not limited to rent and utilities.

4.	CONDITIONS, REPRESENTATIONS AND WARRANTIES

4.1	In addition to anything else in this agreement, the following are conditions of completing this agreement in favor of the Purchaser:

a)	that the Purchaser obtain financing on terms satisfactory to it to complete the purchase;

b)	that the carrying on of the business at its present location is not prohibited by land use restrictions;

c)	that the lessor of the lease consents to its assignment to the Purchaser;

d)	that the Purchaser obtain all the permits and licenses required for it to carry on the business;

e)	that the Vendor supply or deliver on closing all of the closing documents;

f)	that the premises shall be in the same condition, reasonable wear and tear expected, on the date of passing as they are currently in;

g)	that the execution of this agreement has been duly authorized by Seller’s board of directors.

4.2	The following representations and warranties are made and given by the Vendor to the Purchaser and expressly survive the closing of this agreement. The representations are true as of the date of this agreement and will be true as of the date of closing when they shall continue as warranties according to their terms. At the option of the Purchaser, the representations and warranties may be treated as conditions of the closing of this agreement in favor of the Purchaser. However, the closing of this agreement shall not operate as a waiver or otherwise result in a merger to deprive the Purchaser of the right to sue the Vendor for breach of warranty in respect of any matter warranted, whether or not ascertained by the Purchaser prior to closing:

a)	the Vendor is a resident of Delaware, United States within the meaning of the Income Tax Act of United States.

b)	the Vendor owns and has the right to sell the items listed in Schedule A;

c)	the assets agreed to be bought and sold are sold free and clear of all liens, encumbrances and charges;

d)	the equipment is in good operating condition;

e)	until the closing date of this agreement, Vendor shall not, without the written consent of Purchaser, dispose of or encumber any of the assets or property to be sold hereunder, with the exception of any transactions occurring in the ordinary course of Vendor’s business. The undertaking and assets agreed to be bought and sold will not be adversely affected in any material respect in any way, and Vendor will not do anything before or after closing to prejudice the goodwill;

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f)	the financial statements for the business produced by the Vendor and appended as Schedule B are fair and accurate, and prepared in accordance with generally accepted accounting principles.

g)	the lease is in good standing and the Vendor has fulfilled all of its obligations under the lease;

h)	the Vendor has made full and fair disclosure in all material respects of any matter that could reasonably be expected to affect the Purchaser's decision to purchase the undertaking and assets agreed to be ought and sold on the terms set out this agreement;

i)	the Vendor will execute such assignments, consents, clearances or assurances after closing, prepared at the Purchaser's expense, as the Purchaser considers necessary or desirable to assure the Purchaser of the proper and effective completion of this agreement.

j)	Vendor agrees to disclose to Purchaser not later than [NUMBER] days after the closing date, all trade secrets, customer lists, and technical information held or controlled by Vendor and relating to the business sold hereunder.

5.	RISK

5.1	The risk of loss or damage to the undertaking and assets agreed to be bought and sold remains with the Vendor until closing.

5.2	In the event of loss or damage to the tangible assets agreed to be bought and sold prior to closing, at the option of the Purchaser, the replacement cost of the assets lost or damaged or any of them may be deducted from the total purchase price otherwise payable by the Purchaser under this agreement and the corresponding lost or damaged assets shall be excluded from the purchase and sale.

6.	BULK SALES

This agreement shall be completed and the Vendor agrees to comply with any applicable laws governing the sale in bulk of the stock in trade or of any of the other assets pursuant to this agreement.

7.	CLOSING DOCUMENTS

Vendor shall deliver to the Purchaser, in registrable form where applicable, the following closing documents (the "closing documents"), prepared or obtained at the Vendor's expense, on or before closing:

a)	duplicate, properly executed Bills of Sale of the equipment, stock in trade and parts and supplies together with evidence satisfactory to the Purchaser that the sale complies with any laws governing the sale in bulk of the stock in trade or of the sale of any of the other assets pursuant to this agreement;

b)	a statutory declaration that the Vendor is a resident of United States within the meaning of the Income Tax Act of United States as of the date of closing;

c)	all records and financial data, including but not limited to any lists of customers and suppliers, relevant to the continuation of the business by the Purchaser;

d)	a duly executed notice in proper form revoking any registration of the style of the business under any business name registration law;

e)	an executed assignment of the lease to the Purchaser endorsed with the lessor's consent to the assignment;

f)	such other assignments, consents, clearances or assurances as the Purchaser reasonably considers necessary or desirable to assure the Purchaser of the proper and effective completion of this agreement.

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8.	CLOSING DATE

The purchase and sale in this agreement shall close on March 25, 2016.

9.	MISCELLANEOUS

9.1	In this agreement, the singular includes the plural and the masculine includes the feminine and neuter and vice versa unless the context otherwise requires.

9.2	The capitalized headings in this agreement are only for convenience of reference and do not form part of or affect the interpretation of this agreement.

9.3	If any provision or part of any provision in this agreement is void for any reason, it shall be severed without affecting the validity of the balance of the agreement.

9.4	Time is of the essence of this agreement.

9.5	There are no representations, warranties, conditions, terms or collateral contracts affecting the transaction contemplated in this agreement except as set out in this agreement.

9.6	This agreement binds and benefits the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

9.7	This agreement is governed by the laws of the State/Province of Delaware, United States.

10.	ACCEPTANCE

This agreement executed on behalf of the Purchaser constitutes an offer to purchase which can only be accepted by the Vendor by return of at least one originally accepted copy of agreement to the Purchaser on or before February 25, 2016 failing which the offer becomes null and void. If this offer becomes null and void or is validly revoked before acceptance or this agreement is not completed by the Purchaser for any valid reason, any deposit tendered with it on behalf of the Purchaser shall be returned without penalty or interest.

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Signed and Delivered by:

VENDOR	PURCHASER
Saqoia Corp.	Vopia Inc.

Authorized Signature:	Authorized Signature:

/s/ Rasmus Refer	/s/ Jorgen Fredericksen
Rasmus Refer, President	Jorgen Frederiksen, Director
Saqoia Corp.	Vopia Inc.

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